Exhibit 10.18

CONFIDENTIAL TREATMENT REQUESTED

SAND SUPPLY AGREEMENT1

This SAND SUPPLY AGREEMENT (this “Agreement”) is effective as of October 1, 2014 (the “Effective Date”), between Muskie Proppant LLC, a Delaware limited liability company (“Supplier”), and Gulfport Energy Corporation, a Delaware corporation (“Customer”). Supplier and Customer are individually referred to as a “Party” and collectively as the “Parties”).

RECITALS

A.	Customer’s primary business is the exploration and production of oil and natural gas. Customer requires high quality sand for use as a proppant in connection with its operations.

B.	Supplier desires to sell such sand and is able to provide the proppant sand to Customer.

C.	Customer desires to purchase 40/70 proppant sand (as described below, the “Product”) from Supplier under the terms and conditions set forth in this Agreement.

D.	Supplier is willing to undertake the supply of the Product for Customer under the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

TERM

1.1 Initial Term. Unless otherwise terminated as provided herein, this Agreement shall be effective as of the Effective Date and will remain in effect through and including September 30, 2018, unless earlier terminated in accordance with the terms of this Agreement (such period, the “Initial Term”).

1.2 Extensions. The Initial Term of this Agreement may be extended by the mutual agreement of the Parties in a written amendment of this Agreement executed by both Parties. Neither Party shall be obligated to extend this Agreement. The Initial Term and any extensions thereof are collectively referred to as the “Term.”

1 The appearance of [*] denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

ARTICLE II

SUPPLY COMMITMENTS

2.1 Sale of Product.

(a) Subject to the terms of this Agreement, Supplier agrees to sell and deliver to Customer, and Customer agrees to purchase and take delivery from Supplier of an aggregate of [*]1 tons of Product during each Contract Year (the “Maximum Annual Purchase Amount”). Customer agrees to purchase and take delivery of Product on a Ratable Basis during each calendar month.

(b) Supplier shall be under no obligation to supply or sell, and Customer shall not have the right to buy, Product in excess of (a) the Maximum Annual Purchase Amount in any Contract Year, or (b) [*]1 tons of Product in each half of a calendar month (in each case, such excess amounts of Product, “Excess Volumes”). Sales of Excess Volumes shall be done at Supplier’s sole discretion.

(c) Supplier will make commercially reasonable efforts to deliver Product in accordance with the provisions of this Section 2.1 Supplier will not contract more Product in excess of its estimated production capacity.

2.2 Rolling Forecast. On or before the tenth (10th) day of each month, Customer shall provide to Supplier a non-binding 120 day rolling forecast of its anticipated purchases of Product in each of month covered by such forecast (each a “Forecast”).

2.3 Orders.

(a) From time to time during a month, Customer will submit written orders to Supplier specifying the quantity of Product to be purchased and the requested delivery date, which delivery date shall be consistent with the Standard Order Lead Time applicable to such order. Unless otherwise agreed by Supplier, only an order that is consistent with the then-current Forecast and that (i) does not exceed [*]1 tons of Product for deliveries in that month, (ii) is consistent with the requirement to take delivery of the Product on a Ratable Basis, and (iii) does not exceed [*]1 tons of Product for deliveries in such Contract Year, shall be effective and binding on Supplier (any such binding order is referred to as an “Order”).

(b) The terms of this Agreement shall prevail over the terms in any Order in the event of a conflict unless specific reference and identification is made to the provision of this Agreement to be modified and the intention to modify is explicitly stated and signed by both Parties. Such changes shall be effective for that Order only. Printed terms and conditions contained in any order or documents issued to Customer by Supplier or from Customer to Supplier with respect to the Product shall be of no force and effect and shall be superseded by the terms and conditions contained in this Agreement.

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

2.4 Minimum Purchase Requirement.

(a) Commencing on November 1, 2014 and subject to Section 2.1, Supplier agrees to sell, and Customer shall be required to take delivery of, for each calendar month during each Contract Year (each calendar month is referred to as a “Supply Period”) an aggregate of [*]1 tons of Product (such amount, as adjusted pursuant to Section 2.4(b), is referred to as the “Monthly Minimum Requirement”).

(b) If Supplier (i) fails to deliver (or tender for delivery) any quantity of Product as required under any Order, whether as a result of Force Majeure or otherwise, or (ii) is unable or unwilling to supply any Product pursuant to a binding Order, the Monthly Minimum Requirement for the calendar month in which such failure occurred shall be reduced by such quantity of Product that was not so delivered.

2.5 Alternate Sources of Supply. For the avoidance of doubt, Supplier may, in its discretion, source Product from third Persons so long as such Product complies with the Quality Standards and Supplier is otherwise in compliance with the other provisions of this Agreement and the applicable Order.

ARTICLE III

COMMERCIAL TERMS

3.1 Delivery Terms.

(a) All Product shall be delivered FOB to a transload facility located within a seventy-five (75) mile radius of St. Clairsville, Ohio, as designated by Supplier in the Pick-Up Availability Notice (each a “Designated Transload Facility”). All risk of loss and title shall transfer to Customer upon delivery of the Product at the applicable Designated Transload Facility.

(b) Customer acknowledges and agrees that if Supplier’s shipment or delivery of the Product is delayed due to a shortage or inability to acquire rail cars, Supplier will not be deemed to be in default under this Agreement, and Supplier’s shipment or delivery deadlines set forth herein shall be extended accordingly.

3.2 Product Pricing.

(a) The purchase price for the Product shall be the sum of (i) $[*]1 per ton (as adjusted pursuant to Section 3.1(b), the “Product Price”), plus (ii) all costs and expenses incurred by Supplier for handling and transporting from Supplier’s source of origin to the Designated Transload Facility, including all rail cost, railcar cost and destination transload fees, where “source of origin” means the origination location of Supplier’s rail shipment.

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

(b) The Product Price shall be subject to annual inflation adjustment based on changes to the Consumer Price Index (US City Average, All Items.

3.3 Shortfall Payment; Credit in Subsequent Month.

(a) In the event that Customer fails to purchase and take delivery of the Monthly Minimum Requirement during any calendar month, or Supplier fails to supply and deliver the Monthly Minimum Requirement during any calendar month other than as a result of a Force Majeur (any such month a “Default Supply Period”), then Customer hereby agrees to pay to Supplier in the case of Customer’s failure), or Supplier agrees to pay to Customer (in the case of Supplier’s failure), as liquidated damages and not as a penalty, an amount equal to $[*]1 times the difference between the Monthly Minimum Requirement for such month and the amount of Product actually purchased by Customer during such month (in the case of Customer’s failure) or the amount of Product actually delivered by Supplier during such month (in the case of Supplier’s failure) (a “Shortfall Payment”). Such Shortfall Payment shall be included on the invoice for Product sold during such month. Notwithstanding the foregoing, Supplier shall have no obligation to deliver, and shall not be responsible for a Shortfall Payment as a result of a failure to deliver, any product not identified by Customer in a Forecast.

(b) If Customer is liable for any Shortfall Payment for any month, it shall have the right, to order Excess Volumes of Product during the three calendar months immediately following any Default Supply Period (such period is referred to as a “Make-Up Supply Period”) subject to Supplier’s ability to deliver such Excess Volumes. Customer will receive, as a credit towards the purchase of such Excess Volumes, $[*]1 per ton of such Excess Volume, but in no event more than the amount of the Shortfall Payment payable by Customer for such month. If Supplier is liable for any Shortfall Payment for any month, it shall have the right to deliver, and Customer agrees to purchase Excess Volumes of Product during the three calendar months immediately following such Default Supply Period, and Supplier shall receive, as a credit against such Shortfall Payment, $[*]1 per ton of such Excess Volume, but in no event more than the amount of the Shortfall Payment payable by Supplier for such month. For the avoidance of doubt, Supplier shall not be obligated to deliver to Customer during such Make-Up Supply Period any quantities of Product in excess of the Monthly Minimum Requirement; and, provided further, following such Make-Up Supply Period, neither Customer nor Supplier shall be entitled to any additional credits with respect to any portion of the Shortfall Payment that was not credited during such Make-Up Supply Period.

3.4 Demurrage Expenses.

(a) Supplier shall provide notice to Customer when Product will be available for pick-up at the Designated Transload Facility (such notice, a “Pick-Up Availability Notice”). Supplier is responsible for accepting delivery of the Product on the date specified in the Pick-Up Availability Notice.

[1]	Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

(b) If Customer fails to pick-up the Product at the Designated Transload Facility on the date of such Pick-Up Availability Notice, then Customer shall pay to Supplier a demurrage fee equal to $[*]1 per day per rail car (the “Daily Demurrage Fee”) beginning on the fifth day following the date of such Pick-Up Availability Notice through the date on which Customer actually accepts delivery of such Product.

3.5 Weights and Measures; Shortages. The quantity of Product delivered shall be determined at the load point in accordance with the Supplier’s standard methods and procedures applicable to deliveries of the Product. Supplier’s weights and quantities shall govern, absent clear and manifest error. Claims for shortages must be reported within ten (10) days of receipt of the Product by Customer to Supplier. Customer waives all claims therefor unless made in writing and delivered to Supplier within ten (10) days after receipt of the Product.

3.6 Title. Supplier warrants clear title to the Product at the time title to the Product passes to Customer, free from any and all liens or other encumbrances.

3.7 Limited Warranty.

(a) Supplier warrants to Customer that all Product supplied by Supplier pursuant to this Agreement shall comply with the Quality Standards in all material respects. Supplier’s product tests described in Section 3.8 shall be used to determine whether any Product meets the Quality Standards, absent manifest error.

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SUPPLIER EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, RELATED TO THE PRODUCT, INCLUDING ANY WARRANTY AS TO THE QUALITY OF THE PRODUCT, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR SUITABILITY, ANY IMPLIED WARRANTY THAT ANY OF THE PRODUCT ARE FIT FOR A PARTICULAR PURPOSE, OR ANY WARRANTY CREATED BY THE PROVISION OF ANY SAMPLES. ANY COURSE OF DEALING OR INDUSTRY PRACTICE SHALL NOT IMPLY ANY ADDITIONAL WARRANTIES BY SUPPLIER.

(c) Exclusive Remedies. In the event that any Product fails to meet the limited warranty set forth in Section 3.7(a), Supplier shall, at Supplier’s option, either (a) replace such Product at its sole cost with conforming Product, which replacement Product shall be made available to Customer at the Designated Transload Facility, or (b) refund to Customer the Product Price for such nonconforming Product. The remedies contained in this Section 3.7(c) are the sole and exclusive remedies of Customer in connection with any breach of Supplier’s warranty in Section 3.7(a).

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

3.8 Inspection; Samples.

(a) Supplier shall permit representatives of Customer, at any reasonable time and upon reasonable prior notice, to inspect the Product manufactured by Supplier at Supplier’s facilities prior to the time of delivery of Product to Customer.

(b) Upon receipt of a written request by Customer, Supplier shall provide to Customer a production sample of Product for any Order. A “production sample” is defined as [one hundred (100) grams of the actual production run and/or lot number of the delivered Product]. Such production sample shall be retained by Supplier and provided to Customer up to sixty (60) days from the date of the applicable Order. Supplier shall also, upon receipt of a written request by Customer, provide multiple-sieve analysis of Product at Supplier’s facility for inspection/confirmation by Customer.

(c) Customer shall be entitled to reject any Product that does not comply with Section 3.7(a); provided that any Product not rejected prior to the time of delivery of such Product to the carrier shall be deemed accepted by Customer, unless testing of the applicable production sample by an independent third party laboratory conclusively determines that Product previously accepted by Customer do not comply with Section 3.7(a) (in which case Customer may reject such previously accepted Product upon such determination by the independent third party laboratory, so long as such testing is completed by and such rejection is made within thirty (30) days of Customer’s receipt of the Product).

ARTICLE IV

INVOICING AND PAYMENT

4.1 Invoicing and Payment Terms. Subject to any special terms agreed in writing from time to time between Customer and Supplier:

(a) Supplier shall invoice Customer on a monthly basis in respect of all Product purchased and delivered under this Agreement during the prior month. Payment shall be due no later than the thirtieth (30th) day after the date of the invoice.

(b) Payments thirty (30) days or more past due shall bear interest at the lower of (i) the Wall Street Journal prime rate plus eight hundred basis points, or (ii) the highest interest rate permitted by applicable law, from (and including) the date on which the applicable payment was due to (but excluding) the date on which the applicable payment is paid in full. The accrual of interest as provided in the preceding sentence shall not limit any other remedies of Supplier, which shall include the right to terminate this Agreement in accordance with Article VII.

4.2 Taxes. Any severance, added value, manufacture, excise, or sales or use taxes that may be applicable to the sales made under this Agreement are for Customer’s account, and Customer hereby agrees to pay such taxes. Any increase in current or new federal, state or local taxes, including but not limited to severance, added value, manufacture, excise or sales or use taxes, which shall become due by reason of the severance, manufacture, sale or delivery of the Product by Supplier to Customer shall be reimbursed to Supplier by Customer, and such taxes shall be separately listed on each monthly invoice to Customer. All other charges, including but not limited to those relating to state and federal environmental and energy laws and regulations, assessed by any governmental entity relating to the severance, manufacture, sale or delivery of the Product shall be for Customer’s account, and Customer hereby agrees to pay such other charges. The provisions of this Section shall continue after termination of this Agreement.

ARTICLE V

CONFIDENTIALITY; NON-SOLICITATION

5.1 Confidentiality.

(a) Each Party undertakes to treat as confidential all information in any medium or format (whether marked “confidential” or not) which that Party (the “Receiving Party”) receives during the term of this Agreement and for the purposes of this Agreement from the other Party (the “Disclosing Party”), either directly or from any person, firm, company or organization associated with the Disclosing Party (the “Confidential Information”).

(b) The Receiving Party may use the Confidential Information of the Disclosing Party for the purposes of this Agreement, and the Receiving Party may provide its employees, directors, suppliers, agents, subcontractors and professional advisers with access to such Confidential Information. Each Party shall ensure that its employees, agents and subcontractors comply with its obligations of confidence. Where such recipient is not an employee or director of the relevant Receiving Party, the Receiving Party shall provide the Confidential Information to such permitted persons subject to reasonable and appropriate obligations of confidence. For the avoidance of doubt, the Receiving Party shall be responsible for any breach of the provisions of this Section 5.1 by its employees, directors, suppliers, agents, subcontractors or professional advisers.

(c) The provisions of this Section 5.1 shall not apply to any information which (i) enters the public domain other than as a result of a breach of this Section 5.1, (ii) is received from a third party which is under no confidentiality obligations, (iii) is independently developed by a Party without use of the other Party’s Confidential Information or (iv) was previously known to a Party. In addition, the Receiving Party may disclose the Confidential Information of the Disclosing Party where required to do so by law or by any competent regulatory authority; provided that the Receiving Party shall give the Disclosing Party prompt advance written notice of the disclosures (where lawful and practical to do so) so that the Disclosing Party has sufficient opportunity (where reasonably possible) to prevent or control the manner of disclosure by appropriate legal means.

(d) Except to the extent required under this Agreement or required for purposes of complying with applicable law, including environmental, health and safety laws and reporting provisions thereunder, all Confidential Information, in written or other tangible media, shall be returned to the Disclosing Party within thirty (30) days following the expiration, termination or cancellation of this Agreement, and all electronic Confidential Information shall be deleted from the Receiving Party’s systems.

(e) The provisions of this Section 5.1 shall survive the expiration, termination or cancellation of this Agreement for a period of two years.

5.2 Non-Solicitation. During the Term, Customer shall not, directly or indirectly, knowingly solicit for employment, offer employment to or employ or retain (whether as an employee, officer, agent, consultant, advisor or in any other capacity) any employee of Supplier, unless otherwise agreed by Supplier in writing; provided, however, the foregoing shall not prohibit solicitations through general public advertising or other publications of general public circulation or general solicitations by an employment agency not specifically targeting Supplier’s employees, or the hiring of any employee of Supplier who contacts Customer as a result of such general advertising, publications or solicitations.

ARTICLE VI

FORCE MAJEURE

6.1 Force Majeure. If Supplier is affected by Force Majeure it shall promptly notify the Customer of the nature and extent of the circumstances in question. Supplier shall not be deemed to be in breach of this Agreement, or otherwise be liable to Customer, for any delay in performance or the non-performance of any of its obligations under this Agreement or any Order, to the extent that the delay or non-performance is due to any Force Majeure, and the time for performance of that obligation shall be extended accordingly; provided that if the Force Majeure in question prevails for a continuous period in excess of sixty (60) days, the Parties shall enter into discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as the Parties mutually agree.

ARTICLE VII

DEFAULT AND TERMINATION

7.1 Default by Supplier. If Supplier fails to produce and deliver Product that meets the Quality Standards during three (3) consecutive Supply Periods and Customer has timely provided notices of such failures to Supplier in accordance with Sections 3.8 and 3.9, then, Supplier shall be deemed to be in default, and, at any time during the thirty (30) day period following such third (3rd) consecutive Supply Period, Customer shall have the option, at its sole discretion, to terminate this Agreement by giving written notice of termination to Supplier; failure to exercise such termination right within such 30-day period shall constitute a waiver of such termination right. No such termination by Customer shall constitute or be construed as a waiver or any right or remedy of Customer for breach of contract resulting from the facts and circumstances forming the basis of such termination.

7.2 Customer Payment Default. If Customer fails to pay to Supplier any sums due under this Agreement, and the failure continues for a period of fifteen (15) days after Customer’s receipt of a written notice of such failure, then in addition to Supplier’s rights at law or in equity, Supplier may suspend deliveries hereunder until such failure has been cured, and/or terminate this Agreement in its entirety.

7.3 Other Defaults. If either Party fails to fully perform any material obligation under this Agreement (other than obligations that are the subject of Sections 7.1 and 7.2) and (a) such failure continues for a period of forty-five (45) days after delivery to the defaulting Party of written notice of such non-performance, and (b) after such forty-five (45) day period, the defaulting Party is not undertaking commercially reasonable efforts to cure such failure to perform, then the non-defaulting Party shall have the right to specifically enforce the terms of this Agreement and seek damages for any breach, terminate this Agreement in its entirety and otherwise pursue the remedies available to the non-defaulting Party at law or in equity.

7.4 Survival of Orders. If any Orders are outstanding on the date this Agreement terminates or expires, then such Orders will not terminate on such date but will survive and continue in full force and effect in accordance with the terms of this Agreement until such Orders terminate or expire in accordance with their terms and . Notwithstanding the foregoing, if (a) Customer terminates this Agreement in accordance with Section 7.1, Customer may in its sole discretion terminate any or all outstanding Orders for Product not yet delivered to Customer; or (b) Supplier terminates this Agreement in accordance with Section 7.2, Supplier may in its sole discretion terminate any or all outstanding Orders for Product not yet delivered to Customer.

7.5 Survival. Upon expiration of this Agreement or the termination of this Agreement for any reason, all obligations of the Parties hereunder shall terminate, except for any obligations that are expressly stated to survive the expiration of the Term or termination of this Agreement and any obligations that remain executory (other than minimum purchase obligations), which obligations, to the extent they remain executory, shall remain in full force and effect until fully performed by the obligated Party as stated in this Agreement. The respective Parties’ obligations under Section 3.7 Article IV, Section 5.1, this Section 7.5, Articles VIII and Article X shall survive the expiration of the Term or termination of this Agreement. Neither expiration nor termination of this Agreement shall relieve any Party of liability for breaches of this Agreement prior to such expiration or termination.

ARTICLE VIII

INDEMNIFICATION; LIMITS OF LIABILITY

8.1 Indemnification by Customer. Notwithstanding anything else contained in this Agreement, Customer shall release, defend, protect, indemnify, and hold harmless Supplier and each of its Affiliates (other than Customer), and each of its and their, officers, directors, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all damages for, arising out of, resulting from or relating to any damages, injuries or other casualties of whatever kind, or by whosoever caused, to any Person or third party arising out of or resulting from the use of the Product, the suitability of the Product for use in Customer’s operations or the migration of the Product to any underground formation, strata or water table, regardless of whether such claims are attributable to or arise from the joint or concurrent negligence, strict liability or other fault or responsibility of Customer or any other indemnified party, except where such fine, loss, damage, injury, liability or claim is the direct result of the willful misconduct or sole or gross negligence of Customer.

8.2 Waiver of Consequential Damages. Notwithstanding any provision of this Agreement to the contrary, neither Party shall be liable to the other Party for special, indirect or consequential, punitive, incidental, or exemplary damages resulting from or arising out of this Agreement, or from any loss of use, loss of data, loss of assets, loss of business, loss of production, loss of profit or business interruptions, however same may be caused and regardless of the sole or concurrent negligence of the other Party, even if such Party has been advised of, or otherwise could have anticipated the possibility of, such damages or liabilities in advance. The foregoing limitation is not intended and shall not limit any damages incurred by any third party and covered under any indemnity hereunder.

8.3 Limitation of Liability. IN NO EVENT SHALL SUPPLIER’S TOTAL LIABILITY FOR ANY AND ALL LOSSES AND DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY ORDER, DUE TO ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED ON NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), EXCEED THE PRODUCT PRICE OF THE PRODUCT IN RESPECT TO WHICH SUCH CAUSE ARISES.

8.4 Compliance with Law. Subject to the limitations of this Agreement, it is agreed that in the performance of this Agreement all matters shall be conducted in full compliance with any and all Applicable Laws. Any performance obligation arising under this Agreement is contingent on the prior receipt of all necessary government authorizations. If either Party is required to pay any fine or penalty or is subject to a claim from the other Party’s failure to comply with Applicable Law, the Party failing to comply shall defend, indemnify and hold harmless the other Party for all damages, fees and/or fines for such failure to comply to the extent of the indemnifying Party’s allocable share of the failure to comply.

ARTICLE IX

DEFINITIONS; CONSTRUCTION

9.1 Defined Terms. Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

(a) “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

(b) “Affiliate” or “affiliate” in relation to either Party means any corporation, limited liability company, partnership, proprietorship, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with that Party.

(c) “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in the state of Ohio are authorized or required by law to close.

(d) “Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

(e) “Contract Year” means the twelve-month period starting on the Effective Date, and each successive period of twelve (12) calendar months during the Term.

(f) “Damages” means any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses, whether known or unknown, now existing or hereafter arising, contingent or liquidated (including interest, awards, judgments, penalties, settlements, fines, out-of-pocket costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, reasonable attorneys’ fees and expenses and all reasonable fees and expenses of consultants and other professionals)). The term “Damages” shall not include consequential, incidental, special, exemplary or punitive damages.

(g) “Force Majeure” means any circumstances beyond the reasonable control of Supplier, including war (whether declared or undeclared), acts of God, including fire, flood, storms and earthquakes, embargoes, riots, civil disturbances, insurrections, sabotages, events or occurrences adversely impacting Supplier’s facilities, transportation interruptions, delays, strikes or capacity limitations, lock-outs or other similar acts of Supplier’s employees, or government actions such as the necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction.

(h) “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

(i) “Person” or “person” means any entity, including any partnership, corporation, limited liability company or governmental entity, and any natural person.

(j) “Product” means generally, whether singular or plural, Supplier’s standard grade of 40/70 proppant sand, as described in Exhibit A.

(k) “Quality Standard” means a manufacturing standard that conforms to ISO 13503-2, Proppant Specifications.

(l) “Ratable Basis” means the purchase by Customer of one half of the Monthly Minimum Requirement during each half of each Supply Period.

(m) “Standard Order Lead Time” means, with respect to any Order, fourteen (14) days from the date of such Order, or such other period as Supplier may establish from time to time based on the time required to have the Product moved to the Designated Transload Facility.

9.2 Other Terms. Other capitalized terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

9.3 General Terms. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice-versa, (b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits or Schedules refer to the Exhibits or Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (e) references to Applicable Laws refer to such Applicable Laws as they may be amended from time to time, and references to particular provisions of a Applicable Law include any corresponding provisions of any succeeding Applicable Law; (f) the term “include”, “includes”, “including” or words of like report shall be deemed to be followed by the words “without limitation”; (g) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (h) references to money refer to legal currency of the United States of America; and (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE X

OTHER PROVISIONS

10.1 Assignment. Neither Party shall transfer or assign its interest in this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party which consent will not be unreasonably withheld; except that Supplier may assign its rights and delegate its duties under this Agreement (i) by way of merger or sale of all or substantially all of the ownership interests or assets of Supplier in one or a series of related transactions; (ii) to a subsidiary or an affiliate of Supplier upon notice to Customer together with an assumption of this Agreement by such subsidiary or affiliate; or (iii) in connection with any financing. Supplier may also assign the right to receive any payments hereunder or under any Order to any third party, and Customer, on receiving notice of any such assignment, shall abide thereby and make payment as may therein be directed. In the event of any permitted assignment of this Agreement by either Party, the designated assignee shall assume, in writing, the rights and obligations of the assigning Party under this Agreement; provided that the assigning Party shall not be released from any of its liabilities or obligations arising under this Agreement prior to such assignment.

10.2 Relationship. In connection with this Agreement, each Party is an independent contractor. This Agreement establishes and will only be construed as establishing a contract for the provision and purchase of certain products and does not and will not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. Each of the Parties understands and agrees that this Agreement does not create an exclusive dealings arrangement and that each of Customer and Supplier may enter into similar arrangements with others with respect to similar or the same products. With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer.

10.3 Entire Agreement; Amendment. This Agreement, including its appendices, exhibits and schedules, (a) constitutes the entire Agreement between the Parties with respect to the subject matter hereof, (b) supersedes any existing agreements between them whether oral or written and (c) shall control and govern all transactions between the Parties with respect to the sales and purchases of Product. The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in a writing signed by or on behalf of both of the Parties, which writing must specifically reference and identify the provision of this Agreement to be modified and the intention to modify this Agreement must be explicitly stated. Acceptance of an Order is insufficient to amend this Agreement unless a separate writing is duly executed by all the Parties specifically amending this Agreement.

10.4 Reformation. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.5 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, by registered or certified U.S. mail, addressed to the party to be notified, postage prepaid, return receipt requested; or by nationally recognized delivery service. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. All notices shall be addressed as follows:

If to Supplier:

If to Customer:

Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

10.6 Electronic Transmissions. Notices sent by facsimile or email transmission will not be effective for any purpose under this Agreement; and while in the course of normal contract administration the Parties may choose to use email transmissions for convenience, all notices of a legal nature or required under the terms of this Agreement (such as, but not limited to, a notice of termination of this Agreement, dispute, claim, indemnification, default, or breach or failure to make payment) must be given in accordance with Section 10.5 above. Except as otherwise set forth in Section 10.9, the Parties do not consent to conduct any of the transactions contemplated by this Agreement by electronic means, and electronic notices and signatures shall not be effective except as provided in Section 10.9.

10.7 Waiver. No failure or delay by either Party in exercising any of its rights under this Agreement shall be deemed to be waiver of that right, and no waiver by either Party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

10.8 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement and all Orders and other instruments executed in accordance herewith governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATION LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY AND ALL ORDERS AND OTHER INSTRUMENTS EXECUTED IN ACCORDANCE HEREWITH, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ORDERS OR OTHER INSTRUMENTS EXECUTED IN ACCORDANCE HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH

PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ORDERS OR ANY OTHER INSTRUMENTS EXECUTED IN ACCORDANCE HEREWITH. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, EACH ORDER AND EACH OTHER INSTRUMENT EXECUTED IN ACCORDANCE HEREWITH BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.8(C).

(d) Any Party who substantially prevails (giving due consideration to all relevant circumstances and not merely to which party obtains a judgment or recovery in its favor) in asserting or defending a claim or suit arising out of a transaction covered by this Agreement shall be awarded, in addition to all other damages allowed under law, its costs, fees and expenses, including reasonable attorneys’ fees and costs.

10.9 Counterparts. This Agreement, any amendment to this Agreement or any Order may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. The exchange of copies of this Agreement, any amendment to this Agreement or any Order and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement, such amendment to this Agreement or such Order, as applicable, as to the Parties and may be used in lieu of an original thereof for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes. Minor variations in the form of signature pages of this Agreement, any amendment to this Agreement or any Order, including footers from earlier versions thereof, shall be disregarded in determining a Party’s intent or the effectiveness of such signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MUSKIE PROPPANT LLC

By:	/s/ Marc McCarthy
Name:	Marc McCarthy
Title:	Vice President

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
Name:	Michael G. Moore
Title:	Chief Executive Officer & President

Signature Page to

Product Supply Agreement

EXHIBIT A

MUSKIE STANDARD 40/70 GRADE PROPPANT SAND

The Proppant to be supplied under the Agreement will comply with the specification of API Recommended Practice 56 (“API RP56”) as tested in Muskie’s production facility.

Subject to confidentiality and trade secret protection assurances and protocols, Customer shall have the right to review testing procedures at Muskie’s production facility from time to time upon forty-eight (48) hours’ notice and during normal business hours.

Exhibit A